Exhibit 99.1

The First Bancshares, Inc. Reports 1st Quarter 2009 Earnings

HATTIESBURG, Miss.--(BUSINESS WIRE)--May 21, 2009--The First Bancshares, Inc. (Nasdaq: FBMS), holding company for The First, A National Banking Association, (www.thefirstbank.com) today reported earnings for the Company for the quarter ended March 31, 2009.

Earnings for the three months ended March 31, 2009 amounted to $139,000 or $0.05 per diluted share, compared to $790,000 or $0.26 per diluted share for the same quarter in 2008, a decrease of $0.21 per diluted share.

David E. Johnson, Chairman and Chief Executive officer, commented, “This is by far the most challenging economy our company has faced. The Company has been focusing on adjusting our balance sheet for over a year. We have lessened our exposure to residential construction and commercial real estate in general. While our quarterly earnings are down, our capital remains strong. We are considered well-capitalized by our regulatory standards. We further strengthened capital with the addition of Treasury Capital Purchase Program preferred stock in the amount of $5 million.”

Net Interest Income and Non Interest Income Decreased

Net interest income for the quarter ended March 31, 2008, was $3.85 million, a $838,000 decrease compared to the first quarter in 2008. Most of this decrease was caused by the decrease in our loans over the last year. The effort to reduce the Company’s funding costs will continue as certificates of deposits are being repriced daily. We also expect loan activity to pick up this year. Non-interest income decreased for the first quarter of 2009 by $78 thousand as compared to the first quarter of 2008.

Non Interest Expense Decreased

Non-interest expense decreased $300,000 to $3.66 million as compared to $3.96 million for the first quarter of 2008. This represents a decrease of 7.6% in non-interest expenses. This reflects an ongoing effort to reduce expenses while maintaining our current level of customer service.

Total Assets, Net Loans and Deposits Comparison

Total assets were up $8.2 million, or 1.7%, between December 31, 2008, and March 31, 2009. Deposits saw an increase of $12.7 million or 3.4% over the same period. Total loans net of unearned were down $4.2 million, or 1.3%, between December 31, 2008, and March 31, 2009. The continued decline in our loan portfolio is due in part to the slow down of the economy and a conscious effort to reduce our exposure to residential construction and commercial real estate. The decline in loans did slow in the first quarter.

Between March 31, 2008 and March 31, 2009, total assets were down $49.9 million, or 9.4%. Deposits saw a decline of $41.1 million or 9.5% over the same period. Total loans net of unearned were down $46.6 million, or 12.7%, between March 31, 2008, and March 31, 2009.

At March 31, 2009, The First Bancshares reported total loans of $318.9 million, total assets of $483.0 million, total deposits of $390.8 million and stockholder’s equity of $42.2 million. Return on average assets was .12% and return on average equity was 1.4% for the quarter.

Trust Preferred Securities

During a recent examination by our banking regulators, the Company was asked to hire an independent outside expert to evaluate our trust preferred securities for other than temporary impairment. The financials represented for the quarter ended March 31, 2009 may change dependent on the results of the evaluation.

About The First Bancshares, Inc.

The First Bancshares, Inc., headquartered in Hattiesburg, Mississippi, is the parent company of The First, A National Banking Association. The First has operations in Hattiesburg, Laurel, Purvis, Picayune, Pascagoula, Bay St. Louis, Wiggins and Gulfport, Mississippi. The Company’s stock is traded on NASDAQ Global Market under the symbol FBMS. Information is available on the Company’s website: www.thefirstbank.com

Forward Looking Statement

This news release contains statements regarding the projected performance of The First Bancshares, Inc. and it subsidiary. These statements constitute forward-looking information within the meaning of the Private Securities Litigation Reform Act. Actual results may differ materially from the projections provided in this release since such projections involve significant known and unknown risks and uncertainties. Factors that might cause such differences include, but are not limited to: competitive pressures among financial institutions increasing significantly; economic conditions, either nationally or locally, in areas in which the Company conducts operations being less favorable than expected; and legislation or regulatory changes which adversely affect the ability of the combined Company to conduct business combinations or new operations. The Company disclaims any obligation to update such factors or to publicly announce the results of any revisions to any of the forward-looking statements included herein to reflect future events or developments. Further information on The First Bancshares, Inc. is available in its filings with the Securities and Exchange Commission, available at the SEC’s website, http://www.sec.gov.

THE FIRST BANCSHARES, INC. FINANCIAL HIGHLIGHTS (Unaudited)

($ amounts in thousands except earnings per share)
		For the three months ended March 31,

		2009	2008

Interest income		$6,666	$8,682
Interest expense		2,812	3,991
Net interest income		3,854	4,691
Provision for loan losses		628	366
Net interest income after provision for loan losses		3,226	4,325
Non-interest income		684	762
Non-interest expense		3,658	3,962
Income before income taxes		252	1,125
Income taxes		61	335
Net income		191	790
Preferred Dividends		38	-
Preferred Stock Accretion		14	-
Net income applicable to Common Stock		139	790

Earnings per share from continuing operations – Basic		$.06	$.26
Earnings per share from continuing operations – Diluted		$.06	$.26
Earnings per share available to common shareholders – Basic		$.05	$.26
Earnings per share available to common shareholders – Diluted		$.05	$.26

	March 31,	December 31,	March 31,
	2009	2008	2008

Total assets	483,034	474,824	532,886
Cash and due from banks	13,053	11,649	14,057
Federal funds sold	29,934	13,359	39,180
Investment securities	95,163	99,691	86,994
Loans, net of unearned interest	318,925	323,085	365,525
Deposits-interest bearing	340,195	320,485	371,516
Deposits-non interest bearing	50,593	57,594	60,350
Total deposits	390,788	378,079	431,866
Borrowed funds	35,508	46,027	49,720
Subordinated debentures	10,310	10,310	10,310
Stockholder’s equity	42,242	36,568	37,485
Book value (per share)	$12.44	$12.23	$12.54
Total shares outstanding	2,993,631	2,990,201	2,989,401

CONTACT:
The First Bancshares, Inc.
David Johnson, Chief Executive Officer
601-450-8888